                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)*


                                 UP Bancorp Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   915298-103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [_]  Rule 13d-1(d)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                      13G                Page 2 of 8 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Wilmington Trust Corporation

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware corporation
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           11,827
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              39,873
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           400

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           39,873

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,700
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
                N/A
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                6.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 HC
--------------------------------------------------------------------------------


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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                      13G                Page 3 of 8 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Wilmington Trust Company

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware banking corporation
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           -0-
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              39,873
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           -0-

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           39,873

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           39,873
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
                 N/A
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 Bk
--------------------------------------------------------------------------------



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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                      13G                Page 4 of 8 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Wilmington Trust FSB

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Federal Savings Bank
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           11,827
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              39,873
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER


                                           400
                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           39,873

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,700
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
                       N/A
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 BK
--------------------------------------------------------------------------------




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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                      13G                Page 5 of 8 Pages

-------------------------------                    -----------------------------


Item 1.           Security and Issuer:

                           US Bancorp Inc.
                           4753 N. Broadway Street
                           Chicago, IL 60640

Items 2-6 Inclusive for Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB

Item 2.           Identity and Background:

                           (a)  Wilmington Trust Corporation
                                Wilmington Trust Company
                                Wilmington Trust FSB

                           (b)  Address of Principal Business:
                                1100 North Market Street
                                Wilmington, DE 19890

                           (c) Citizenship: Wilmington Trust Corporation is a Delaware corporation;
                                Wilmington Trust Company is a Delaware banking corporation; and Wilmington Trust FSB is a Federal Savings Bank.

                           (d)   Common stock

                           (e)   915298-103

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or c), Check whether the Person Filing is a:

         (a)      [_]   Broker or dealer registered under Section 15 of the
                        Exchange Act.

         (b)      [X]   Bank as defined in Section 3(a)(6) of the Exchange Act.

                        Wilmington Trust Company and Wilmington Trust FSB are each Banks and each are a direct, wholly-owned subsidiary of Wilmington Trust Corporation.

         (c)      [_]   Insurance company as defined in Section 3(a)(19)of the
                        Exchange Act.

         (d)      [_]   Investment company registered under Section 8 of the
                        Investment Company Act.

         (e)      [_]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

         (f)      [_]   An employee  benefit plan or endowment  fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [X]   A parent  holding  company or control  person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);

                        Wilmington Trust Corporation is a Parent Holding
                        Company.

         (h)      [_]   A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act;

         (i)      [_]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14)of the Investment Company Act;

         (j)      [X]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                        Wilmington Trust Corporation, Wilmington Trust Company and Wilmington Trust FSB are a Group.

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

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CUSIP NO. 915298-103                     13G                Page 6 of 8 Pages

-------------------------------                    -----------------------------

Item 4.           Ownership

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                        (a)  Amount beneficially owned:
                             Wilmington Trust Corporation: 51,700
                             Wilmington Trust Company:     39,873
                             Wilmington Trust FSB:         51,700

                        (b)  Percent of class:
                             Wilmington Trust Corporation:   6.1%
                             Wilmington Trust Company:       4.7%
                             Wilmington Trust FSB:           6.1%

                        (c) Number of shares as to which Wilmington Trust Corporation has:

                             (i)     Sole power to vote or direct the vote:
                                       11,827.
                             (ii)    Shared power to vote or direct the vote:
                                       39,873.
                             (iii)   Sole power to dispose or direct the
                                       disposition of 400.
                             (iv)    Shared power to dispose or to direct the
                                       disposition of 39,873.

                             Number of shares as to which Wilmington Trust Company has:

                             (i)     Sole power to vote or direct the vote:
                                       0.
                             (ii)    Shared power to vote or direct the vote:
                                       39,873.
                             (iii)   Sole power to dispose or direct the
                                       disposition of 0.
                             (iv)    Shared power to dispose or to direct the
                                       disposition of 39,873.

                             Number of shares as to which Wilmington Trust FSB has:

                             (i)     Sole power to vote or direct the vote:
                                       11,827.
                             (ii)    Shared power to vote or direct the vote:
                                       39,873.
                             (iii)   Sole power to dispose or direct the
                                       disposition of 400.
                             (iv)    Shared power to dispose or to direct the
                                       disposition of 39,873.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                     13G                Page 7 of 8 Pages

-------------------------------                    -----------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company: BK
         Wilmington Trust FSB:     BK


Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation: HC
         Wilmington Trust Company:     BK
         Wilmington Trust FSB:         BK


Item 9.  Notice of Dissolution of Group.

         Not Applicable.


Item 10.  Certifications.

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."




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-------------------------------                    -----------------------------
CUSIP NO. 915298-103                      13G                Page 8 of 8 Pages

-------------------------------                    -----------------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, certify that the information set forth in this statement is true, and I correct.




February 11, 2000                      WILMINGTON TRUST CORPORATION


                                       By:      /s/ Thomas P. Collins
                                                -----------------------------
                                                Thomas P. Collins
                                                Vice President and Secretary


                                       WILMINGTON TRUST COMPANY


                                       By:      /s/ Allan C. Lynch
                                                -------------------------------
                                                Allan C. Lynch
                                                Vice President


                                       WILMINGTON TRUST FSB


                                       By:      /s/ David L. Kloth
                                                -------------------------------
                                                David L. Kloth
                                                Vice President



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional mistatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).